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                                                                     Exhibit 2.5

                       IN THE UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                                     CASE NO. 98-8030-CIV-HURLEY

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LEONARD ROSENBLUM, J/B INVESTMENT PARTNERS, SMALL AND REBECCA BARMACK, PARTNERS,
BARBARA HALL, HENRY R. GRAHAM, ANNE R. GRAHAM, MARGO CORTELL, PATRICK M. RHODES, BERNICE M. HUELS, GARRETT N. VOIGHT, CLAIRE E. FULCHER, MARCELLA LEVY, RICHARD HODGSON, CITY PARTNERSHIPS, HELMAN PARSONS AND CLEVA PARSONS, on behalf of themselves and all others similarly situated and derivatively on behalf of the Nominal Defendants,

                                   Plaintiffs,

vs.

EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, a Massachusetts, Limited Partnership, EQUIS CORPORATION, a Massachusetts Corporation, GDE ACQUISITION LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AFG LEASING INCORPORATED, a Massachusetts Corporation, AFG LEASING IV INCORPORATED, a Massachusetts Corporation, AFG LEASING VI INCORPORATED, a Massachusetts Corporation, AFG AIRCRAFT MANAGEMENT CORPORATION, a Massachusetts Corporation, AFG ASIT CORPORATION, a Massachusetts Corporation, AF/AIP PROGRAMS LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, GARY D. ENGLE and GEOFFREY A. MACDONALD,

                                   Defendants,

AIRFUND I INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AIRFUND II INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 4 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 5 LIMITED PARTNERSHIP, a Massachusetts
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Limited Partnership, AMERICAN INCOME 6 LIMITED PARTNERSHIP, a Massachusetts
Limited Partnership, AMERICAN INCOME 7 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 8 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-B, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-C, a Massachusetts Limited Partnership, AFG INVESTMENT TRUST A, a Delaware business trust, AFG INVESTMENT TRUST B, a Delaware business trust, AFG INVESTMENT TRUST C, a Delaware business trust, and AFG INVESTMENT TRUST D, a Delaware business trust,

                               Nominal Defendants.

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                 PLAINTIFFS' AND DEFENDANTS' JOINT MEMORANDUM IN
                 SUPPORT OF JOINT MOTION TO FURTHER MODIFY ORDER
                PRELIMINARILY APPROVING SETTLEMENT, CONDITIONALLY
                    CERTIFYING SETTLEMENT CLASS AND PROVIDING
             FOR NOTICE OF, AND HEARING ON, THE PROPOSED SETTLEMENT

      Plaintiffs ("Plaintiffs" or "Class Counsel") and Defendants submit this Joint Memorandum in support of their Joint Motion To Further Modify Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, And Hearing On, The Proposed Settlement.

                                   Background

      By Order dated August 20, 1998, this Court preliminarily approved the original Stipulation of Settlement dated July 16, 1998, conditionally certified the Settlement Class, and three sub-classes,(1) and provided for Notice of, and Hearing on, the proposed Settlement (the "Settlement"). A true and complete copy of the Court's August 20, 1998 Order (the "Preliminary Approval Order") is attached to the Motion as Exhibit 1.

      As part of the settlement of the claims brought by the Operating Partnership Sub-Class, the Settlement provides for Defendants to pursue and cause the consummation of an exchange transaction (the "Exchange"), pursuant to which eleven (11) of the limited partnerships named as Nominal Defendants (the "Operating Partnerships") would be restructured, and converted into a publicly-traded entity ("Newco") whose securities would be listed and traded on the NASDAQ National Market System or other national securities exchange.

      On or about August 24, 1998, four days after the Court's entry of the Preliminary Approval Order, Defendants filed a Consent Solicitation Statement (Form 14A) to be used in


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connection with the solicitation of the Operating Partnership Sub-Class' consent to the Exchange for review with the U.S. Securities and Exchange Commission (the "SEC"). The parties had anticipated that the SEC would be able to complete the review within several months, and thereafter the Notice of the Settlement and fairness hearing would be sent to all Class members, with the Consent Solicitation Statement included only with the Notice sent to the Operating Partnership Sub-Class members.

      However, after encountering numerous unanticipated delays in the SEC review process, the parties entered into an Amended Stipulation of Settlement dated March 15, 1999 (the "Amended Stipulation"). On March 22, 1999, after a hearing, this Court entered an order modifying the preliminary approval order (the "Modified Preliminary Approval Order"). A true and complete copy of the Modified Preliminary Approval Order is attached the Motion as Exhibit 2. Pursuant to the Modified Preliminary Approval Order, the settlement process was bifurcated into two phases. In the first phase, the parties asked the Court to approve the settlement with respect to the claims brought by the so-called RSL and Trust Sub-Classes.(2) In the second phase, the parties will seek the Court's final approval of the settlement with respect to the claims brought by the Operating Partnership Sub-Class.

      Due to the delays caused by the SEC review process, certain financial information upon which the settlement was based has become outdated. Accordingly, the parties have agreed to further modifications to the Amended Stipulation to reflect updated valuations of

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(1) The three sub-classes are referred to as: (a) the "RSL Sub-Class"; (b) the
"Operating Partnership Sub-Class'; and (c) the "Trust Sub-Class".

(2) A hearing on the final approval of the settlement with respect to the RSL and Trust Sub-Classes was held on May 21, 1999. After that hearing, on May 26, 1999, the Court entered an order approving the settlement with respect to the RSL and Trust Sub-Classes.


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the Operating Partnerships and Management Assets and revised allocations of
Shares in Newco based on those valuations.

                             The Proposed Amendments

      The following is a description of the proposed amendments to the Settlement that were negotiated on an arm's-length basis by Class Counsel and the Defendants. The vast majority of the original Stipulation and the Amended Stipulation have not been altered, and the sub-classes, which were conditionally certified by the Court in its August 20, 1998 Order, remain the same. The parties have agreed to the following amendments to the Amended Stipulation:

            (a) amend the $10 million cash distribution schedule (see Chart #1) in Section 2.2(a) to reflect the updated cash reserves held by each of the Operating Partnerships as of September 30, 1999;

            (b) amend the allocations of Newco Shares in Sections 2.2(c) and 2.2(d) (see Chart #2 and #3) to reflect updated valuations of the Operating Partnerships and Management Assets;

            (c) amend Section 2.2(d) to increase the payment by Equis of Newco Shares to the Operating Partnership Sub-Class members from $8 million to $9 million;

            (d) eliminate Section 2.2(g) which offered so-called "appraisal rights" for Participating Investors who did not wish to retain their Shares in Newco;

            (e) eliminate Section 2.2(i) which required that twenty-five percent (25%) of the Shares of Newco allocated to the Equis Owners be placed in an escrow account:

            and


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            (f) amend Section 4.1(i) to clarify that the Operating Partnerships may invest a total of $32 million in New Investments, to be increased only upon the further agreement of the parties, which amount corresponds to forty percent (40%) of the total aggregate net asset values of all the Operating Partnerships as of March 19, 1999.

      1. Amendments Pertaining to Updated Financial Information, Including Valuations and Allocations

      The information which is fundamental to the terms of the original Stipulation and Amended Stipulation has become outdated. Specifically, the data supporting the valuation of the Operating Partnerships and the Management Assets was prepared as of September 1998 and now has changed. The Partnerships have sold various of their equipment assets and, in certain instances, they have entered into agreements to renew existing leases or otherwise to re-lease their equipment assets. In addition, information that was used to assess the potential market value of the common stock of Newco, and the value of the Management Assets to be contributed by the Defendants, such as price earnings ratios and other market multiples for companies comparable to Newco and the Management Assets, has changed due to the passage of time and resulting changes in the business environment and stock markets. Therefore, the parties believe that it is in the best interests of the limited partners of the Partnerships to update the valuation of the transaction using the same methodology employed before and to revise the Amended Stipulation to simplify and improve upon its terms.

      The Defendants have updated and revised the valuation information as of September 30, 1999 and based on this latest analysis and negotiations with Class Counsel, Equis has agreed to reduce its net allocation of Newco Shares for the Management Assets


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to 14.72% from the prior 22.335%, representing a reduction of approximately 34%.
Accordingly, the parties have amended Sections 2.2(c) and 2.2(d) of the Amended Stipulation to reflect the updated valuations of the Operating Partnerships and Management Assets. Set forth below is a schedule showing the revised valuations and allocations as of September 30, 1999 in comparison with the September 30, 1998 valuations and allocations (3):

                       REVISED VALUATIONS AND ALLOCATIONS

                       ---------------------------------------------------------
                          September 30, 1999               September 30, 1998
                       ---------------------------------------------------------
                           Value        Percent           Value          Percent
                       ---------------------------------------------------------
Partnerships           $64,686,726       85.28%        $ 78,042,346      77.665%
Management Assets       11,165,280       14.72%          22,443,000      22.335%
                       ---------------------------------------------------------
                       $75,852,006      100.00%        $100,485,346     100.000%
                       ---------------------------------------------------------

      2. Amendments Pertaining To Increased Payment by Equis of Newco Shares from $8 Million to $9 Million and Elimination of Promissory Notes and Escrow Account Provisions

      Equis has also agreed to increase the reallocation of Newco Shares it would have received for the Management Assets to the Partnerships from $8 million to $9 million. By increasing the payment to $9 million, Equis will give up a much greater percentage of the estimated value of the Management Assets in favor of the limited partners (44.6% compared to the previous 26.3%). In exchange for the substantial benefits to the limited partners caused by the changes described above, the parties have agreed to eliminate the requirement that the Defendants defer retention of 25% of the Newco Shares allocated to them for the Management Assets in escrow pending attainment of future target net income

----------
(3) The allocations above are net of the $10 million cash distribution and reflect the re-allocation of $9 million of value from Equis' Management Assets to the Partnerships.


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

levels. Under the prior settlement agreement, the Defendants would have received 16.75% of Newco's common stock in exchange for the Management Assets, assuming that none of the escrow shares were retained by the Defendants, and 22.335%, assuming that all of the escrow shares were retained by the Defendants. Under the revised settlement agreement, the Defendants will receive a smaller stock allocation of 14.72% for the Management Assets and the escrow concept will be eliminated. The elimination of the escrow shares concept will permit management to focus on Newco's long-term success while having the added benefit of accelerating finalization of the settlement to a date coincident to the date of Consolidation.

      In addition, the parties have agreed to eliminate the option for the limited partners to elect to receive promissory notes instead of common stock in order to simplify the capital structure of Newco and eliminate any form of "equity" debt service upon the Consolidation. This revision will cause all limited partners of the Operating Partnerships (and the general partners) to have uniform financial interests and will simplify the choices presented to the limited partners to either (a) object to their Partnership participating in the Consolidation, or (b) approve of its participation.

      3. Amendments to Clarify Maximum Amount Which May be Reinvested In New Investments

      In its Modified Preliminary Approval Order, this Court approved amendments to the Settlement which permitted the Operating Partnerships, pending the completion of the SEC review process and ultimately the Exchange, to reinvest a certain portion of the money (40% of the total aggregate net asset value of the Partnerships) they have received from the sales of equipment. The parties now seek to clarify the Amended Stipulation to make clear that the Operating Partnerships may invest a total of $32 million in New


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Investments, to be increased only upon the further agreement of the parties, which amount corresponds to forty percent (40%) of the total aggregate net asset values of all the Operating Partnerships as of March 19, 1999.

                                   Conclusion

      For the foregoing reasons, Plaintiffs and Defendants request that this Court grant the Joint Motion To Further Modify Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, And Hearing On, The Proposed Settlement.

                                          Respectfully submitted,
                                          this 24 day of February 2000,

                                          ATTORNEYS FOR DEFENDANTS:
                                          /s/ [ILLEGIBLE]
                                          --------------------------------------
                                          RICHMAN GREER WEIL BRUMBAUGH
                                          MIRABITO & CHRISTENSEN, PA.
                                          Gerald F. Richman
                                          Joseph F. Hession
                                          Phillips Point - East Tower
                                          777 South Flager Drive - Suite 1100
                                          West Palm Beach, Florida 33401
                                          (561) 803-3500


                                          NIXON PEABODY LLP
                                          Deborah L. Thaxter, P.C.
                                          Gregory P. Deschenes
                                          101 Federal Street
                                          Boston, MA 02110 - 1832
                                          (617) 345-1000


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

                                          ATTORNEYS FOR PLAINTIFFS:

                                          /s/ [ILLEGIBLE] /FOR/
                                          --------------------------------------
                                          LERNER & PEARCE, P.A.
                                          Allan M. Lerner
                                          2888 East Oakland Park Boulevard
                                          Ft. Lauderdale, FL 33306
                                          (954) 563-8111

                                          /s/ [ILLEGIBLE] /FOR/
                                          --------------------------------------
                                          WINCHESTER HARWOOD HALEBIAN
                                          & FEFFER LLP
                                          Andrew D. Friedman
                                          488 Madison Avenue, 8th Floor
                                          New York, NY 10022
                                          (212) 935-7400

                                          LAW OFFICES OF VINCENT T.
                                          GRESHAM
                                          Vincent T. Gresham
                                          6065 Roswell Road, Ste. 1445
                                          Atlanta, GA 30328
                                          (770) 552-5270

                                          GILMAN AND PASTOR
                                          Peter A. Lagorio
                                          One Boston Place
                                          Boston, MA 02108-4400
                                          (617) 589-3750

                                          BENJAMIN S. SCHWARTZ,
                                          CHARTERED
                                          Benjamin S. Schwartz
                                          4600 Olympic Way
                                          Evergreen, CO 80439
                                          (303) 670-5941

                                          LAW OFFICES OF LIONEL Z. GLANCY
                                          Lionel Z. Glancy
                                          1801 Avenue of the Stars, Suite 306
                                          Los Angeles, CA 90067
                                          (310) 201-9150


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                                          LAW OFFICES OF JAMES V. BASHIAN
                                          500 Fifth Avenue, Ste. 2700
                                          New York, NY 10110
                                          (212) 921-4100

                                          THOMAS A. HOADLEY, PA
                                          310 Australian Avenue
                                          Palm Beach, FL 33480
                                          (561) 792-9006

                                          GOODKIND, LABATAN, RUDOFF &
                                          SUCHAROW, LLP
                                          Lynda J. Grant
                                          Robert N. Cappucci
                                          100 Park Avenue
                                          New York, NY 10017
                                          (212) 907-0700

                                          LASKY & RIFKIND, LTD.
                                          Leigh Lasky
                                          30 North LaSalle Street, Ste. 2140
                                          Chicago, IL 60602
                                          (312) 759-7670

                                          HAROLD B. OBSTFELD, P.C.
                                          Harold B. Obstfeld
                                          260 Madison Avenue
                                          New York, NY 10116
                                          (212) 696-1212


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